EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made this 14th day of December,
2004 by and between NeoGenomics, Inc. a Nevada corporation ("Employer" or the
"Company"), located at 12701 Commonwealth Drive, Suite #9, Fort Myers, Florida
33913 and Robert Gasparini ("Employee"), and is effective as of the date set forth below.

        The parties to this Agreement state and acknowledge as follows:

        Section 1 - Recitals - The Employer is engaged in the business of providing genetic and molecular diagnostic testing services to doctors, hospitals and other healthcare institutions.

        The Employee is willing to be employed by the Employer, and the Employer is willing to employ the Employee, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

        In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employer and the Employee agree as follows:

        Section 2 - Effective Date - Employment shall begin on January 3, 2005 (the
"Effective Date"). If Employer has previously hired Employee, pursuant to a different agreement, this Agreement shall supercede it, shall take priority over it, and all previous agreements relating to the subject matter of this Agreement shall be deemed null and void except that all prohibitions against Employee misappropriating or misusing confidential information, trade secrets and soliciting clients of Employer shall continue to be enforceable back to the original date of execution of such other agreements.

        Section 3 - Employment and Duties - The Employer shall employ the Employee as an employee at will, as such term is construed under Florida law in the capacity of President and Chief Science Officer. The Employee accepts this employment, subject to the general supervision of and pursuant to the orders and direction of the Employer. The Employee shall perform such duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by the Employer. The Employee shall also render such other and unrelated services and duties as the Employer may assign from time to time. The Employee will report to the Company's Chief
Executive Officer and if there is no Chief Executive Officer, then to the Board of Directors of the Company.

        Section 4 - Compensation and Benefits of the Employee - The Employer shall compensate Employee for Employee's services rendered under this Agreement, as follows:

        a. Base Salary. Employee shall be paid a base salary by Employer at such times as is consistent with normal Company policy according to the following schedule:

           1.) Until June 30, 2005, a salary equating to $150,000 per annum.

           2.) Beginning on July 1, 2005 and continuing until June 30, 2006, a salary equating to $175,000 per annum.

           3.) Beginning on July 1, 2006, and continuing until the Board of
           Directors of the Company determines otherwise, a base salary equating to $185,000 per annum.

        b. Bonus. Employee will be eligible for an annual cash bonus based on performance. The amount of such bonus shall be based on the available resources of the Company and shall be at the discretion of the
           Compensation Committee of the Board of Directors; provided, however,

           if the Employee meets the annual performance goals specified in writing by the Board of Directors for any given fiscal year (which shall be based on the approved Company budget for such year), the
           Employee shall be entitled to a cash bonus of at least 15% of his annual salary for such year. The Company agrees that such cash bonus, if any, will be paid no later than 90 days after the end of any given fiscal year. For the fiscal year ending December 31, 2005, such performance goals will be as follows:

           1) Revenue from the Company's core testing operations, excluding the revenues from any other companies or businesses acquired during the year of $2.5 million; and ---

           2) Net Income from continuing operations of the Company's core testing operations, excluding the effects of any other companies or businesses acquired during the fiscal year, of $150,000.

        c. Benefits. After 90 days of employment, Employee will be entitled to participate in all medical and other benefits that the Company has established for employees of the Company, including, but not limited to reimbursement of 100% of any health insurance premium for the
           Employee in accordance with the Company's policy for such
           reimbursement. All benefits that may be payable by the Company are identified in the Employee Handbook and are subject to change without notice or explanation.

        d. Relocation. The Company will pay for all reasonable out-of-pocket expenses associated with employee's temporary commuting between his current residence in Orange County, CA and Fort Myers, FL and his move to the Fort Myers, FL area up to a maximum of $25,000. The Employee agrees to use his best efforts to relocate his primary residence to the Fort Myers area not later than June 30, 2005. The Employee acknowledges and agrees that such relocation expenses may be deemed as compensation expense to the Employee and agrees that if they are deemed as such, he will have to deduct such moving expenses on his federal tax returns in order not to incur any incremental taxable income. The Employee further agrees that if he resigns for any reason prior to 12 months from the Effective Date, he will reimburse the
           Company for such relocation expenses.

        e. Temporary Quarters. During the period from the Effective Date until the earlier of the date upon which the Employee establishes permanent quarters in the Fort Myers, FL area or than June 30, 2005, the Company agrees to pay for and maintain furnished temporary quarters for the
           Employee.

        f. Stock Options. Upon the Effective Date, Employee will be granted stock options to purchase 1,000,000 shares of NeoGenomics's common stock at an exercise price of $0.25/share. The grant of such options will be made pursuant to the Company Stock Option Plan and will be evidenced by a separate Option Agreement, which the Company will execute with you after the Effective Date. The Company agrees that if such original option is cancelled for any reason, the vesting of any time based options in any replacement option shall give credit to the time already lapsed on such original option. So long as you remained employed by the Company, such options will have a ten-year term from the grant date and will vest according to the following schedule:

           1.) Time-Based Vesting
                              75,000    on the Effective Date;
                             100,000    on the first anniversary of the Effective Date;
                             125,000    on the second anniversary of the Effective Date;
                              12,500    per month from the 25th to 36th month from the Effective Date;

           2.) Performance-Based Vesting

                             150,000   if the company achieves the predetermined milestones agreed to in the consulting agreement at (25,000 per milestone) as
                                       follows:

                              25,000   revenues generated from FISH by December 15, 2004

                              25,000   revenues generated from FLOW by January 31, 2005

                              25,000   revenues generated from Amniocentesis by January 31, 2005

                              25,000   hiring a lab director by September 30, 2005

                              25,000   bringing in 4 new clients to the lab by June 30, 2005

                              25,000   closing on first acquisition by December 31, 2005

                  In addition:

                              50,000   if the Company achieves the consolidated revenue for FY 2005 outlined in
                                       Section 4(b)(1);
                              50,000   if the Company achieves the net income projections for FY 2005 outlined in
                                       Section 4(b)(2);
                              50,000   if the Company achieves the consolidated revenue goal for FY 2006 outlined by the Board of Directors as part of the Employee's FY 2006 bonus plan;
                              50,000   if the Company achieves the consolidated net income goal for FY 2006 outlined by the Board of Directors as part of the Employee's FY 2006 bonus plan;
                              50,000   if the Company achieves the consolidated revenue goal for FY 2007 outlined by the Board of Directors as part of the Employee's FY 2007 bonus plan;
                              50,000   if the Company achieves the consolidated net income goal for FY 2007 outlined by the Board of Directors as part of the Employee's FY 2007 bonus plan;
                              50,000   when the Company's stock maintains an average closing bid price (as quoted on NASDAQ Bulletin Board) of $0.75/share over the previous 30 trading days;
                              50,000   when the Company's stock maintains an average closing bid price (as quoted on
                                       NASDAQ Bulletin Board) of $1.50/share over the previous 30 trading days;

        The Company agrees that it will grant to you the maximum number of Incentive Stock Options ("ISO's") available under current SEC guidelines and that the remainder, if any, will be in the form of non-qualified stock options. The Employee further understands that under the Company's Option Plan, upon termination he will only have 90 days to exercise any vested options.

        Section 5 - Best Efforts of the Employee and Place of Employment - Employee
agrees to perform all of the duties pursuant to the express and implicit terms of this contract to the reasonable satisfaction of Employer. Employee further agrees to perform such duties faithfully and to the best of his/her ability, talent, and experience, and spend full-time (at least forty (40) hours per week)
on Employer's business. Employee shall render such duties at such places as
Employer shall require or as the interest, needs, business, or opportunity of
Employer shall require.

        Section 6 - Termination - The parties agree that any termination of the
Employee under this Agreement will be governed as follows:

        a. By the Company Without Cause. Beginning 180 days after the Effective
           Date, if the Company terminates you without "Cause" for any reason, then the Company agrees that as severance it will continue to pay the
           Executive's Base Salary in accordance with Section 4(a) and maintain the Executive's employee benefits in accordance with Section 4(c) for a period that is equal to six months from the notice of termination.
           If termination occurs between the first and six month of employment, severance will be paid on a prorated basis of one month of severance for each month of service. In addition, if such termination without cause shall occur at anytime after twelve months from the Effective
           Date, than the pro rata portion of any unvested options up until the date of notice of termination that are due to vest in the year of termination shall vest. For the purposes of this Agreement, the
           Company shall have "Cause" to terminate the Employee's employment hereunder upon:

          (i) negligence and continued failure by the Employee to
          substantially perform his duties as President (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days after demand for substantial performance is delivered in writing by the Company that
          specifically identifies the manner in which the Company believes the Employee has not substantially performed his duties; or

          (ii) the active participation by the Employee in an act or series of acts of willful malfeasance or gross misconduct, recklessness or gross negligence (including, without limitation, any action that results in the Employee's conviction of or pleading guilty to any misdemeanor or regulatory sanction placed upon you or moral turpitude) which a reasonable person would expect to have a potentially damaging or detrimental effect on the Company; or

          (iii) the Employee's being convicted of, or pleading guilty to, a felony.

          The Employee acknowledges and agrees that any and all payments to which he would be entitled under this Section are conditioned upon and subject to his execution of a general waiver and
          release, in such reasonable form as counsel for the Company shall determine, of all claims the Employee has or may have against the
          Company.

        b. By the Company for Cause. The Company may terminate the Employee's employment hereunder for Cause at any time by notifying the Employee in writing. Upon such a termination, the Employee shall be entitled to collect his Base Salary up until the date of the notice of termination for Cause.

        c. By Resignation of the Employee. The Employee may terminate his employment hereunder, upon giving 30 days written notice to the
           Company. In the event of such a termination, the Employee shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Employee's termination of employment longer than sixty (60)
           days beyond the Employee's original notice of termination. Upon such a termination, the Employee shall become entitled to any accrued but unpaid salary and other benefits up to and including the date of
           Termination.

        Section 7 - Restrictive Covenant -

        a. Employer is engaged in the business of providing genetic and molecular diagnostic testing services to doctors, hospitals and other healthcare facilities. Employee expressly covenants and agrees that during his or her employment and for a period of two (2) years following termination of such employment, whether termination is by Employer, with or without cause, wrongful discharge, or for any other reason whatsoever, or by Employee (such period of time is hereinafter referred to as the
           "Restrictive Period"), Employee shall not, directly or indirectly, for himself or herself, or on behalf of others, as an individual on
           Employee's own account, or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for any person, partnership, firm, corporation, or other entity, enter into, engage in, accept employment from, or participate in, any business that is in competition with the business of Employer in any state east of the Mississippi River (other than Massachusetts or New Jersey) of
           Employer.

        b. Without limiting the restriction of Paragraph 7(a), above, Employee specifically agrees that during the Restrictive Period, Paragraph 7(a)
           prohibits Employee, in any of the capacities identified in Paragraph
           7(a), from soliciting and/or accepting business from Employer's customers. Employee acknowledges and agrees that the term "customers"
           includes any business entity, doctor or institution that has ordered any product or service from Employer and/or any entity that is wholly or partially owned by the Company (all of such entities being hereinafter referred to as the "Affiliated Entities") or is in the process of ordering any product or service "pending customer".

        c. This covenant is given and made by Employee to induce Employer to employ Employee, and Employee acknowledges sufficiency of
           consideration for this covenant.

        d. This covenant shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against Employer or any Affiliated Entity shall not constitute a defense to the enforcement of this covenant.
           Employer has performed all obligations entitling it to this covenant and it is therefore not executory or otherwise subject to rejection under the Bankruptcy Code.

        e. Employee agrees that these covenants are supported by legitimate business interests, including, but not limited to: Employer's valuable, confidential business information and "trade secrets" as defined in Chapters 688 and 812 of the Florida Statutes, which include, but are not limited to, the Employer's unique marketing plans, advertising strategy and/or methodology as described in paragraph 7(b) above, business plans, financial plans, forms, training manuals and customer lists, which have been provided to the Employee solely for use in Employer's business, and which the Employee agrees have been developed through the Employer's expenditure of a great amount of time, money and effort to refine other existing plans, forms and lists in the industry, and which the Employee agrees contain detailed information that could not be independently created from public sources.

        f. Employee agrees that this covenant is reasonably necessary to protect the Employer's legitimate business interests, including, but not limited to, the interests identified in Sections 7(b) and 7(e) above.

        g. This covenant may be enforced by the Employer's assignee or successor or any of the Affiliated Entities and Employee acknowledges and agrees that the Affiliated Entities are intended beneficiaries of this
           Agreement .

        h. If any portion of this covenant is held by an arbitration panel or court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, this covenant shall be divisible as to time, geographic area and line of business and shall be enforceable as to a reasonable time, area and line of business.

        i. If the Employee violates the Restrictive Covenant, in any capacity identified herein, any and all sales by Employee for himself or herself, other individual(s), partnership, corporation, joint venture, or any other entity with which he or she is associated, shall be conclusively presumed to have been made by the Employer, but for the violation.

        j. Employee agrees that any failure of Employer to enforce the
           Restrictive Covenant against any other Employee, for any reason, shall not constitute a defense to enforcement of the Restrictive Covenant.

        Section 8 - Restrictive Covenant-Remedies - Employer and Employee agree that in the event of a breach of the Restrictive Covenant, such a breach would irreparably injure Employer and would leave it with no adequate remedy at law, and if legal proceedings should have to be brought by Employer to enforce the
Restrictive Covenant, Employer shall be entitled to all available civil remedies, including:

        a. Temporary and permanent injunctive relief restraining the Employee from violating, directly or indirectly, the restrictions of the Restrictive
        Covenant in any capacity identified in Section 7, supra, and restricting third parties from aiding and abetting any violations of the Restrictive
        Covenant.

        b. Attorney's fees in arbitration, trial and appellate courts.

        c. Costs and expenses of investigation and litigation, including expert fees, deposition costs, bond premiums, and other costs and expenses.

        d. Nothing in this Agreement shall be construed as prohibiting Employer from pursuing any other legal or equitable remedies available to it for breach or threatened breach of the Restrictive Covenant.

        Notwithstanding the foregoing, the Company acknowledges and agrees that the
Employee will not be liable for the payment of any damages or fees owed to the
Company through the operation of Paragraph No. 8b-8c above, unless and until a court of competent jurisdiction or arbitration panel has determined conclusively that the Company is entitled to such recovery.

        Section 9 - Confidentiality, Non-Solicitation and Title to Work Product
Agreement - Employee agrees to the terms of the Confidentiality,
Non-Solicitation and Title to Work Product Agreement attached hereto as Addendum
A and has signed that Agreement.

        Section 10 - Importance of Certain Clauses - Employee and Employer state that the Restrictive Covenant and Confidentiality Agreement incorporated into this contract are material terms of this contract and all parties understand the importance of such provisions to the ongoing business of Employer. As such, because Employer's continued business and viability depend on the protection of such secrets and non-competition, these clauses are interpreted by the parties to have the widest and most expansive applicability as may be allowed by law and
Employee understands and acknowledges his or her understanding of same.

        Section 11 - Consideration - Employee acknowledges and agrees that the provision of Employment under this Agreement and the execution by Employer of this Agreement constitute full, adequate and sufficient consideration to
Employee for the Employee's duties, obligations and covenants under this
Agreement.

        Section 12 - Vacation and Holidays - Vacation time shall be consistent with the standards set forth in the Employee Handbook, as revised from time to time or as otherwise published by the Company. Further, before taking vacation and holiday time, Employee must submit a written request to take such time and such request must be approved by the Employer. Notwithstanding the above, employee will have 3 weeks vacation the first year of service prorated for time of service, and 4 weeks vacation thereafter.

        Section 13 - Exit Interview - Upon the effective date of termination of employment, the Employee shall participate in an exit interview with Employer and certify in writing that the Employee has complied with his or her contractual obligations and agrees to comply with his or her continuing obligations under this Agreement, including, but not limited to, the Restrictive
Covenant and the Confidentiality Agreement. The Employee shall also provide the
Employer with information concerning the Employee's subsequent employer and the capacity in which the Employee will be employed. The Employee's failure to comply shall be a material breach of this Agreement, for which the Employer, in addition to any other civil remedy, may seek equitable relief.

        Section 14 - Death - If Employee dies during the term of his or her employment, Employer shall pay to the Employee's estate any accrued salary consistent with the terms of this Agreement, and estate will have 90 days to purchase all vested stock options. Employer shall have no further financial obligations under this Agreement.

        Section 15 - Representations of Employee - Employee represents and warrants that nothing in his past legal and/or work experiences, which if became broadly known in the marketplace, would impair his ability to serve as the President of a publicly-traded company or materially damage his credibility with public shareholders. Employee further represents and warrants that, prior to accepting this offer of employment, he has disclosed all material information about his past legal and work experiences that would be required to be disclosed on a
Directors and Officer's questionnaire for the purpose of determining what disclosures, if any, will need to be made with the SEC. Prior to the Company's next public filing, the Employee also agrees to fill out a Director's and
Officer's questionnaire in form and substance satisfactory to the Company's counsel.

        Section 16 - Effect of Partial Invalidity - The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

        Section 17 - Entire Agreement - This Agreement reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on their own judgment in entering into this
Agreement.

        Section 18 - Assignment - Employer may sell, assign or transfer its interest and rights under this Agreement at its sole discretion and without approval of Employee. All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in paragraph 7 herein, shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law. Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Employee. If purchaser does not accept this agreement,
50% of all unvested time-based options will vest immediately and severance will be honored and immediately go into effect.

        Section 19 - Notices - All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, i) if to the Company, at the Company's then current headquarters location, and ii) if to the Employee, at the most recent address on file with the Company for the Employee or to such subsequent addresses as the parties shall so designate in writing.

        Section 20 - Remedies - If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, Employer shall be entitled to recover its reasonable attorneys' fees and costs from Employee.

        Section 21- Amendment/Waiver - No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is memorialized in a writing signed by both parties. No waiver by Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach.

        Section 22 - Governing Law, Venue and Jurisdiction - This Agreement and all
transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the Laws of the State of Florida without regard to any conflicts of laws, statutes, rules, regulations or ordinances. Employee consents to personal jurisdiction and venue in the Circuit Court in and for Lee
County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between with Employer.

        Section 23 - Arbitration - Any and all controversies and disputes between
Employee and Employer arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before the American Arbitration
Association, utilizing its Commercial Rules. Any arbitration action brought pursuant to this section shall be heard in Fort Myers, Lee County, Florida. The
Circuit Court in and for Lee County, Florida shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief.

        Section 24 - Headings - The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

Section 25 - Miscellaneous Terms - The parties to this Agreement declare and represent that:

        a. They have read and understand this Agreement;

        b. They have been given the opportunity to consult with an attorney if they so desire;

        c. They intend to be legally bound by the promises set forth in this
           Agreement and enter into it freely, without duress or coercion;

        d. They have retained signed copies of this Agreement for their records;
           and

        e. The rights, responsibilities and duties of the parties hereto, and the covenants and agreements contained herein, shall continue to bind the parties and shall continue in full force and effect until each and every obligation of the parties under this Agreement has been performed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                EMPLOYEE:

                                /s/ Robert Gasparini
                                Robert Gasparini

                                NEOGENOMICS, INC.

                                By:______________________________
                                Name:____________________________

                                   Addendum A

     CONFIDENTIALITY, NON-SOLICITATION AND TITLE TO WORK PRODUCT AGREEMENT

        This Confidentiality, Non-Solicitation and Title to Work Product Agreement
(the "Agreement") is entered into by and between Robert Gasparini ("Employee")
and NeoGenomics, Inc. (the "Company") on this 14th day of December, 2004.

        WHEREAS, the Company desires to protect and preserve its Confidential
Information and Trade Secrets and to protect its business; and

        WHEREAS, Employee desires to enter into an employment relationship with the
Company and acknowledges that the Company anticipates that Employee may receive and/or come into contact with such Confidential Information and Trade Secrets in connection with such employment.

        Now, therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Employee, the parties agree as follows:

1. Definition of Terms

a. The term "Confidential Information" as used herein shall include all testing recipes, formulas, business practices, methods, techniques, or processes that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information also includes, but is not limited to, Marketing Information, Marketing Strategy, Pricing Information, Product
Plans, Business Plans, Financial Plans, Forms, Customer Lists, Salary
Information, Training Manuals, Training Tapes and other business information of a similar nature, including information about the Company itself, which Employee acknowledges and agrees has been compiled by the Company's expenditure of a great amount of time, money and effort, and that contains detailed information that could not be created independently from public sources. Further, all data, spreadsheets, reports, records, know-how, verbal communication, proprietary and technical information and/or other confidential materials of similar kind transmitted by the Company to Employee are expressly included within the definition of "Confidential Information." The parties further agree that the fact the Company may be seeking to complete a business transaction is
"Confidential Information" within the meaning of this Agreement, as well as all notes, analysis, work product or other material derived from Confidential
Information.

b. Employee acknowledge(s) that this "Confidential Information" is of value to the Company by providing it with a competitive advantage over its competitors, is not generally known to competitors of the Company, and is not intended by the Company for general dissemination. Employee acknowledges that this "Confidential Information" derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of reasonable efforts to maintain its secrecy. Therefore, the parties agree that all "Confidential Information"
under this Agreement constitutes "Trade Secrets" under Section 688.002 and
Chapter 812 of the Florida Statutes.

2. Term.

        Employee agree(s) that the term of this agreement is effective upon execution and shall survive and continue to be in force and effect for two years following the termination of any employment relationship between the parties,

                                       10

whether termination is by the Company, with or without cause, wrongful discharge, or for any other reason whatsoever, or by the Employee.

3. Duty of Confidentiality.

        All Confidential Information is considered highly sensitive and strictly confidential. Accordingly, upon receiving any Confidential Information, Employee agrees that he/she shall maintain and preserve such Confidential Information and prevent its disclosure to any third party unless otherwise expressly authorized by the Company. Employee shall not use or disclose, directly or indirectly, as an individual or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity, any Confidential Information, unless expressly permitted by this Agreement.

4. Limited Right of Disclosure

        Employee shall limit disclosure of pertinent Confidential Information to
Employee's attorney, if any, ("Representative(s)") for the sole purpose of evaluating Employee's relationship with the Company. Paragraph No. 2 of this
Agreement shall bind all such Representative(s), and Employee shall show this
Agreement to them and shall obtain their signed consent to be bound by this
Agreement prior to any disclosures.

        In the event Employee wishes to employ counsel for the sole purpose of assisting Employee in determining whether to establish an employment relationship with the Company, Employee may disclose the Confidential
Information to such attorney provided that before doing so, the Company is notified of and approves all such attorney. Such attorney will then be defined as a Representative pursuant to this Agreement and shall be bound by this
Agreement in like fashion.

5. Return of Confidential Materials

        All Confidential Information provided to Employee is the exclusive property of the Company and must be returned to the Company in accordance with the instructions of the Company. Employee agree(s) that upon termination of employment with the Company, whether termination is by the Company, with or without cause, wrongful discharge, or for any other reason whatsoever, or by the
Employee, Employee shall return all copies, in whatever form, including hard copies and computer disks, of Confidential Information to the Company, and
Employee shall delete any copy of the Confidential Information on any computer file or database maintained by Employee and shall certify in writing that he/she has done so. In addition to returning all information to the Company as described above, Employee will destroy any analysis, notes, work product or other materials relating to or derived from the Confidential Information.
Further, Employee agree(s) that any intentional or unauthorized retention of
Confidential Information may constitute "civil theft" as such term is defined in
Chapter 772 of the Florida Statutes.

6. Imputation of Liability to Employee

        The actions or negligence of any person or entity lawfully granted access to Confidential Information, pursuant to Paragraph No. 4. above, will be deemed to be the actions or negligence of the Employee with respect to the Confidential
Information, and the Employee shall be fully liable for any violations of
Paragraph No. 2 above by any such persons, and shall be subject to the relief authorized in Paragraph No. 8.

                                       11

7. Agreement Not To Solicit

        Employee agrees and acknowledges that he/she will not, directly or indirectly, in one or a series of transactions, as an individual or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity: (A)
recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (B)
employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date you or such entity employs or seeks to employ such person) employed or retained by the Company. Any such solicitation shall constitute a material breach of this Agreement and will cause irreparable harm and loss to the Company for which monetary damages will be an insufficient remedy. Therefore, the parties agree that in addition to any other remedy available, the Company will be entitled to the relief identified in
Paragraph No. 8 below.

8. Relief Authorized

        Any unauthorized use or disclosure of information in violation of Paragraph
No. 2 above or any solicitation in violation of paragraph 7 above shall constitute a material breach of this Agreement, shall constitute misappropriation under Florida Statutes, and shall cause irreparable harm and loss to the Company for which monetary damages will be an insufficient remedy.
Therefore, the parties agree that in addition to any other remedy available, the
Company will be entitled to all of the civil remedies provided by Florida
Statutes, including:

        a. Temporary and permanent injunctive relief restraining Employee or
           Representatives and any other person, partnership, firm, corporation, association or other legal entity acting in concert with Employee from any actual or threatened i) unauthorized disclosure or use of
           Confidential Information, in whole or in part, or from rendering any service to any other person, partnership, firm, corporation, association or other legal entity to whom such Confidential
           Information in whole or in part, has been disclosed or used or is threatened to be disclosed or used; or ii) unauthorized solicitation by Employee or by any other person, partnership, firm, corporation, association or other legal entity with whom Employee may have a direct or indirect relationship;

        b. Exemplary damages;

        c. Compensatory damages, including actual loss from misappropriation and unjust enrichment;

        d. Attorneys' fees in trial and appellate courts; and

        e. Costs and expenses of investigation and litigation, including expert fees, deposition costs, injunction bond premiums, and all other reasonable costs and expenses.

        Notwithstanding the foregoing, the Company acknowledges and agrees that the
Employee will not be liable for the payment of any damages or fees owed to the
Company through the operation of Paragraph No. 8b-8e above, unless and until a court of competent jurisdiction or arbitration panel has determined conclusively that the Company is entitled to such recovery.

        Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to it for actual or threatened breach of the provisions of Paragraph No. 2 - Paragraph No. 7 of this Agreement, and the existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the
Company of any of the provisions of this Agreement. The Company has fully performed all obligations entitling it to the covenants of Paragraph No. 2 -
Paragraph No. 7 of this Agreement and therefore such prohibitions are not executory or otherwise subject to rejection under the bankruptcy code.

                                       12

9. Agreement Not To Circumvent

        Employee agrees not to pursue any transaction or comparable concept identified herein as Confidential Information, other than through the Company and its authorized representatives. It is further understood and agreed that the
Employee will direct all communications and requests for Confidential
Information regarding the Company through the Company's General Counsel. Any violation of this covenant shall subject Employee to the remedies identified in
Paragraph No. 8 in addition to any other available remedies.

10. Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws. Employee agrees that courts of competent jurisdiction in Lee County, Florida and the United States District Court for the
Southern District of Florida shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising out of any breach or alleged breach of this Agreement.
Employee agrees to submit to the personal jurisdiction of such courts and any other applicable court within the state of Florida.

11. Arbitration Agreement

        Employee agrees that all controversies, claims, disputes and matters in question arising out of, or related to this Agreement, the breach of this
Agreement, the business relationship between signatories to this Agreement or any other matter or claim whatsoever shall be decided by binding arbitration before the American Arbitration Association, utilizing its Commercial Rules.
Venue for any arbitration between the Company and Employee shall be held in Fort
Myers, Lee County, Florida.

12. Legitimate Business Interest

        Employee agrees that protection of the Company's Confidential Information constitutes a legitimate business interest justifying the restrictive covenants contained herein. Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company's legitimate business interest in preserving its Confidential Information.

13. Successors and Assigns

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and may not be assigned by Employee at any time. This Agreement may be assigned only by the Company and shall be inure to the benefit of its successors and/or assigns.

14. Entire Agreement

        This Agreement is the entire agreement of the Parties with regard to the matters addressed herein, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matter of this Agreement, except however, that this Agreement shall be read in pari materia with any Employment
Agreement executed by Employee. This Agreement may be modified only by written instrument signed by the Company and Employee.

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15. Attorney's Fees

        In the event of any arbitration or civil litigation between the Parties arising from this Agreement, or with regard to any other matter involving a dispute between the Parties, the prevailing Party shall be entitled to recover all costs incurred, with such costs to include, without limitation, reasonable attorney's fees, including such fees and costs incurred with respect to any appeal, in any bankruptcy proceeding or in any action to enforce an arbitration award and/or judgment obtained by one party against the other.

16. Construction

        The Parties agree that, notwithstanding the authorship of this Agreement by the Company, such Agreement shall not be construed more favorably to one Party than the other.

17. Severability

        In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal were unenforceable provision had not been contained herein.

18. Waiver

        The waiver by the Company of a breach or threatened breach of this
Agreement by Employee cannot be construed as a waiver of any subsequent breach by Employee. The refusal or failure of the Company to enforce any specific restrictive covenant in this Agreement against Employee, or any other person for any reason, shall not constitute a defense to the enforcement by the Company of any other restrictive covenant provision set forth in this Agreement.

19. Consideration

        Employee expressly acknowledge and agree that the provision of Confidential
Information to him, her or them and the Company's execution of this Agreement constitute full, adequate and sufficient consideration to Employee for the covenants of Employee under this Agreement.

20. Notices

        All notices required by this Agreement shall be in writing, shall be personally delivered or sent by U.S. Mail, return receipt requested, and shall be addressed to the signatories at the addresses shown on the signature page of this Agreement.

21. Title to Workproduct

        Employee agrees that all work products (including testing procedures, lab manuals and other written materials, websites, presentation materials, course materials, computer programming, advertising campaigns, slogans, videos, pictures and other materials) created or developed by the Employee for the
Company during the term of the Employee's employment or any period in which the
Employee acted as a consultant (collectively, the "Work Product"), whether developed specifically as a result of this Agreement or developed prior to the execution of this Agreement, shall be considered a work made for hire and that the Company shall be the sole owner of all rights, including copyright, in and to the Work Product. If the Work Product, or any part thereof, does not qualify as a work made for hire, the Employee agrees to assign, and hereby assigns, to the Company for the full term of the copyright and all extensions thereof all of its right, title and interest in and to the Work Product. All discoveries, inventions, innovations, works of authorship, programs, improvements and ideas, whether or not patentable or copyrightable or otherwise protectable, conceived, completed, reduced to practice or otherwise produced by the Employee in the course of its services hereunder in connection with or in any way relating to

                                       14

the business of the Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company. Employee hereby assigns to the Company all right, title and interest in all of the discoveries, inventions, innovations, works of authorship, programs, improvements, ideas and other work product; all copyrights, trade secrets, and trademarks in the same;
and all patent applications filed and patents granted worldwide on any of the same for any work previously completed on behalf of the Company or work performed under the terms of this Agreement. Employee, if and whenever required to do so (whether during or after the termination of his employment), shall at the expense of the Company apply or join in applying for copyrights, patents or trademarks or other equivalent protection in the United States or in other parts of the world for any such discovery, invention, innovation, work of authorship, program, improvement, and idea as aforesaid and execute, deliver and perform all instruments and things necessary for vesting such patents, trademarks, copyrights or equivalent protections when obtained and all right, title and interest to and in the same in the Company absolutely and as sole beneficial owner.

22. Acknowledgements

        Employee acknowledge(s) that he or she has reviewed this Agreement prior to signing it, that he or she knows and understands the contents, purposes and effect of this Agreement, and that he or she has been given a signed copy of this Agreement for his or her records. Employee further acknowledges and agrees that he or she has entered into this Agreement freely, without any duress or coercion.

23. Counterparts

        This Agreement may be executed in counterparts, each of which shall be deemed an original for all intents and purposes.

        IN WITNESS WHEREOF, THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ
THIS AGREEMENT AND KNOW AND UNDERSTAND THE CONTENTS THEREOF AND THAT THEY AGREE
TO BE BOUND AND ABIDE BY THE REPRESENTATIONS, COVENANTS, PROMISES AND WARRANTIES
CONTAINED HEREIN.

   By: _________________________________________________________
       Employee Signature                                               Date

       Employee Name (Print)
       Employee Address:

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, FL 33913

By:    __________________________________________________
                                                     Date
Name: _______________________________________________________
Its:   ________________________________________________________

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